Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193683) pertaining to the Capital One Associate Savings Plan of our report dated June 23, 2017, with respect to the Statement of Net Assets Available for Benefits of the Capital One Financial Corporation Associate Savings Plan as of December 31, 2016 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended, which reports are included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

June 28, 2018
Glen Allen, Virginia